Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-191923) pertaining to the Sprague Resources LP 2013 Long Term Incentive Plan of our reports dated March 13, 2015, with respect to the consolidated and combined financial statements of Sprague Resources LP and Sprague Operating Resources LLC (the Predecessor), and the effectiveness of internal control over financial reporting of Sprague Resources LP, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New York, New York

March 16, 2015